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EXHIBIT 99.1

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

        The following tables set forth our summary historical and pro forma financial and other data prepared on a combined basis. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and the notes to those combined financial statements and our pro forma condensed financial statements and the notes to those pro forma financial statements included elsewhere in this offering memorandum. The statement of operations data for each of the years ended December 31, 2001, 2002 and 2003 and the balance sheet data as of December 31, 2002 and 2003 set forth below are derived from our audited historical combined financial statements included elsewhere in this offering memorandum. The statement of operations data for each of the nine-month periods ended September 30, 2003 and 2004 and the balance sheet data as of September 30, 2004 set forth below are derived from our unaudited condensed combined financial statements included elsewhere in this offering memorandum. The balance sheet data as of December 31, 2001 set forth below are derived from our unaudited historical combined financial statements not included in this offering memorandum. The historical financial and other data for the twelve-month period ended September 30, 2004 are derived from our audited historical combined financial statements for the year ended December 31, 2003 and our unaudited condensed combined financial statements for the nine-month periods ended September 30, 2004 and 2003. See "Index to Financial Statements and Schedule."

        The historical financial and other data have been prepared on a combined basis from Kimberly-Clark's consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Kimberly-Clark's fine paper and technical paper businesses in the United States and its Canadian pulp business and give effect to allocations of expenses from Kimberly-Clark. For a description of these allocations, see Note 1 of the notes to our audited historical combined financial statements included elsewhere in this offering memorandum.

        The pro forma financial data are derived from the unaudited pro forma condensed financial statements and the notes thereto included elsewhere in this offering memorandum. The pro forma financial data are unaudited, are presented for informational purposes only and do not reflect our future earnings, results of operations or financial position or what our earnings, results of operations or financial position would have been had the Spin-Off and the related transactions occurred on the dates indicated. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable and include adjustments relating to our new pulp supply agreement with Kimberly-Clark, an expected writedown relating to our Terrace Bay, Ontario pulp manufacturing facility and our expected long-term debt at the time of the Spin-Off. For a description of the adjustments reflected in the pro forma financial statements, see "Unaudited Pro Forma Condensed Financial Statements."

        As noted elsewhere in this offering memorandum, our historical financial results will not be indicative of our future performance, nor do they reflect what our financial position and results of operations would have been had we operated as a separate, independent company during the periods presented. Among other things, our management anticipates that beginning in 2005 we will incur ongoing full-year incremental marketing, research and general expenses of approximately $14 million related primarily to reduced economies of scale as a result of operating on a stand-alone basis. These anticipated costs are not reflected in our pro forma data set forth in this summary table.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2001	2002	2003	2003	2004	2004
	(Dollars in millions)
Combined Statement of Operations Data (1):
Net sales	$701.2	$658.0	$665.8	$494.8	$558.5	$729.5
Cost of products sold	558.4	526.4	557.9	418.7	457.1	596.3

Gross profit	142.8	131.6	107.9	76.1	101.4	133.2
Marketing, research and general expenses	37.2	33.6	34.6	26.4	29.7	37.9
Other (income) and expense—net	(4.5)	(1.3)	10.0	8.5	2.3	3.8

Income before income taxes	110.1	99.3	63.3	41.2	69.4	91.5
Provision for income taxes	35.5	37.0	24.4	16.5	26.1	34.0

Net income	$74.6	$62.3	$38.9	$24.7	$43.3	$57.5

Other Financial Data (1):
EBITDA (2)	$149.0	$133.6	$98.6	$67.0	$96.5	$128.1
Adjusted EBITDA (2)	156.6	117.1	75.6	50.9	76.8	101.5	(4)
Net cash provided by (used in):
Operating activities	145.2	111.8	73.6	52.7	62.0	82.9
Investment activities	(26.1)	(16.0)	(23.6)	(14.5)	(12.7)	(21.8)
Financing activities	(119.1)	(95.8)	(50.0)	(38.2)	(49.3)	(61.1)
Capital expenditures	29.1	18.4	24.4	16.9	13.5	21.0
Pro Forma Financial Data (1):
Interest expense						$18.4
Total debt (3)						225.0
Ratio of Adjusted EBITDA to interest expense						5.5	x
Ratio of total debt to Adjusted EBITDA						2.2	(4)
	As of December 31,			As of September 30,
	2001	2002	2003	2003	2004
	(Dollars in millions)
Combined Balance Sheet Data:
Working capital	$114.1	$98.4	$101.7	$96.8	$104.7
Total assets	602.0	540.3	592.0	573.0	599.7
Total liabilities	151.9	146.6	158.3	154.4	165.6
Total invested equity	450.1	393.7	433.7	418.6	434.1

(1)
As noted elsewhere in this offering memorandum, our historical financial results will not be indicative of our future performance, nor do they reflect what our financial position and results of operations would have been had we operated as a separate, independent company during the periods presented. Among other things, our management anticipates that beginning in 2005 we will incur ongoing full-year incremental marketing, research and general expenses of approximately $14 million related primarily to reduced economies of scale as a result of operating on a stand-alone basis. These anticipated costs are not reflected in the pro forma data set forth in this summary table.

(2)
We calculate EBITDA as earnings before net interest expense (which was immaterial) plus provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back certain non-recurring items described below and the estimated impact of the new pulp supply agreement as if it had been in place for the periods presented. You should not consider EBITDA, Adjusted EBITDA or ratios derived therefrom to be an alternative measure of our net income, an indicator of operating performance or cash flows or as an indicator of liquidity. Although we believe Adjusted EBITDA and ratios derived therefrom enhance your understanding of our financial condition, none of these measures, when viewed individually, is a better indicator of any trend as compared to other measures (e.g., net sales, net income, net cash flows, etc.) conventionally computed in accordance with GAAP. We caution you that amounts presented may not be comparable to similar measures disclosed by other companies.

The following table shows how EBITDA and Adjusted EBITDA are calculated from net income:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2001	2002	2003	2003	2004	2004
	(Dollars in millions)
Net income	$74.6	$62.3	$38.9	$24.7	$43.3	$57.5
Provision for income taxes	35.5	37.0	24.4	16.5	26.1	34.0
Depreciation and amortization	38.9	34.3	35.3	25.8	27.1	36.6

EBITDA	149.0	133.6	98.6	67.0	96.5	128.1
Mill closure (a)	26.8	1.0	—	—	—	—
Machine write-off (b)	—	—	1.5	1.5	—	—
Pulp supply agreement (c)	(19.2)	(17.5)	(24.5)	(17.6)	(21.4)	(28.3)
Start-up costs (d)	—	—	—	—	1.7	1.7

Adjusted EBITDA	$156.6	$117.1	$75.6	$50.9	$76.8	$101.5

  (a)
  In 2001, we closed a technical paper mill located in East Ryegate, Vermont and consolidated its production in Munising, Michigan. The total costs associated with closing this mill were $27.8 million, substantially all of which were incurred in 2001. These costs included $24.5 million for asset write-offs, $1.3 million for employee severance costs and $2.0 million for other site closure costs. In 2001, the costs of this closure of $24.6 million and $2.2 million were included in costs of products sold and marketing, research and general expenses, respectively.

  (b)
  In March 2003, our fine paper business wrote off the remaining net book value of approximately $1.5 million related to a paper manufacturing machine that was taken out of service.

  (c)
  In connection with the Spin-Off, we will enter into a pulp supply agreement with Kimberly-Clark pursuant to which we will agree to supply and Kimberly-Clark will agree to purchase northern bleached softwood kraft pulp and northern bleached hardwood kraft pulp. The prices at which we will sell pulp to Kimberly-Clark under the new pulp supply agreement will be based on published industry index prices (subject to minimum and maximum prices for northern bleached softwood kraft pulp shipped to North America prior to December 31, 2007) less agreed discounts. These discounts will be substantially higher than the discounts that were provided to Kimberly-Clark prior to the Spin-Off. For further detail with respect to the terms of the pulp supply agreement, see "Our Relationship with Kimberly-Clark after the Spin-Off—Pulp Supply Agreement." For further detail as to what our results of operations would have been if the new terms had been in place during periods prior to the Spin-Off, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Outlook."

  (d)
  Represents certain incremental start-up costs related to our becoming an independent public company.

(3)
In addition to the $25 million initial draw under our revolving credit facility to partially fund the payment to Kimberly-Clark in connection with the Spin-Off, we expect that we may need to draw approximately $5 million to $10 million under our revolving credit facility at or shortly after the completion of the Spin-Off to provide cash on hand to fund the day-to-day operation of our business.

(4)
As noted in footnote 1 above, Adjusted EBITDA does not include estimated ongoing full-year incremental marketing, research and general expenses of approximately $14 million. Further adjusted to take this item into account, the ratio of total debt to Adjusted EBITDA would have been 2.6x.

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  EXHIBIT 99.1
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA